Exhibit 99.2

Perma-Fix Announces Financial Results; Provides Business Update
for the First Quarter of 2016

ATLANTA – May 17, 2016 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced financial results for the first quarter ended March 31, 2016 and that it has filed with the Securities and Exchange Commission (“SEC”) a notification of late filing of its Form 10-Q for the first quarter of 2016.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As anticipated, we experienced top line weakness in both our operating segments. Additional funding provided late in the government budget had a short term negative impact on spending, as the site contractors required additional time to prioritize the increased spending. Our Treatment Segment experienced delays of certain large waste treatment shipments, which we believe have been rescheduled to later in the second quarter and the second half of 2016, and new projects in our Services segments were also slow to begin. Based on our current sales pipeline and visibility on the remainder of 2016, we anticipate an increase in adjusted EBITDA for the full year of 2016 as compared to 2015. Due to the uncertainty of timing related to certain large projects, we plan to provide more detailed guidance later this year.”

Dr. Centofanti continued, “Our majority-owned subsidiary, Perma-Fix Medical S.A., continues to advance the new process to produce Technetium-99m ("Tc-99m"). We are in active discussions with a number of potential investors, strategic partners, distributors and customers, and look forward to providing additional updates in the very near future.”

Financial Results

Revenue for the first quarter of 2016 was $10.0 million versus $13.6 million for the same period last year. Revenue for the Treatment Segment decreased to $7.2 million from $9.7 million for the same period in 2015. Revenue from the Services Segment was $2.8 million versus $3.9 million for the same period in 2015.

Gross profit for the first quarter of 2016 was $34,000 versus $1.5 million for the first quarter of 2015 primarily due to lower revenue in both segments. Gross margin decreased to 0.3% from 10.9% for the same period last year primarily due to lower revenue and our fixed cost structure.

Operating loss for the first quarter of 2016 was $3.6 million versus operating loss of $1.8 million for the first quarter of 2015. Net loss attributable to common stockholders for the first quarter of 2016 was $3.8 million or ($0.33) per share, versus net loss of $2.1 million or ($0.18) per share, for the same period in 2015.

The Company reported Adjusted EBITDA loss of $2.3 million from continuing operations during the quarter ended March 31, 2016, as compared to an Adjusted EBITDA loss of $441,000 from continuing operations during the same period of 2015. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for loss from continuing operations for the three months ended March 31, 2016 and 2015.

	Quarter Ended
	March 31,
(In thousands)	2016	2015
Loss from continuing operations	$(3,846)	$(2,014)

Adjustments:
Depreciation & amortization	884	966
Interest income	(16)	(8)
Interest expense	168	126
Interest expense - financing fees	57	58
Income tax expense	36	36

EBITDA	$(2,717)	$(836)

Research and development costs related to Medical Isotope project	438	395

Adjusted EBITDA	$(2,279)	$(441)

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended March 31, 2016 (Unaudited)			Quarter Ended March 31, 2015 (Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,204	$2,834	$—	$9,749	$3,851	$—
Gross profit	(138)	172	—	1,235	243	—
Segment (loss) profit	(1,284)	(725)	(438)	185	(303)	(395)

Based on discussions with the Company’s lender, the Company expects to receive a waiver from it lender as a result of its failure to meet the quarterly fixed charge coverage ratio in the first quarter of 2016 prior to expiration of the grace period allowed by the filing of its Form 12b-25. The Company’s inability to meet its quarterly fixed charge coverage ratio in the first quarter of 2016 was primarily due to delays in receipt of certain waste shipments, which have been rescheduled to later in the second quarter of 2016 and into the second half of 2016, and timing of project commencements. We expect to be able to meet our quarterly fixed charge coverage ratio requirement in future quarters of 2016. Due to the delay in receiving the waiver, the Company filed a Form 12b-25 with the SEC to delay filing its Form 10-Q for the first quarter of 2016. Although we expect to receive the waiver from our lender, if in the unlikely event the Company does not receive the waiver from its lender on or before May 23, 2016, it would be required to reclassify the long-term portion of its bank debt, in the amount of approximately $7,297,000 as of March 31, 2016, as included in Long-term liabilities on the Company’s balance sheet as reported below to Current liabilities, which would result in the Company’s working capital being adjusted to a negative $7,022,000. Under our credit facility, as amended, our failure to meet any of the financial covenants contained in the credit facility, unless waived by our lender, could result in our lender declaring our credit facility in default allowing them to immediately require the repayment of all outstanding debt under the credit facility and terminate all commitments to extend further credit. Our lender has not declared our credit facility in default, and, as provided above, based on discussions with our lender, we expect our lender to waive the failure to meet our quarterly fixed charge coverage ratio for the first quarter of 2016.

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Tuesday, May 17, 2016. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight May 24, 2016, and can be accessed by calling: (877) 660-6853 (U.S. callers) or +1-201-612-7415 (international callers) and entering conference ID: 13637825.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Through Perma-Fix Medical S.A., our majority-owned Polish subsidiary, we are developing a new process to produce Tc-99m, a widely used medical isotope in the world.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: continued receipt of certain large waste treatment shipments during the second quarter and balance of 2016; adjusted EBITDA for the balance of 2016; receipt of waiver from our lender as a result of failure to meet a certain financial covenant during the first quarter 2016; and the effect of failure to obtain the waiver from our lender. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; failure of our lender to provide the necessary waiver as discussed above; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2015 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

 PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2016	2015

Net revenues	$10,038	$13,600
Cost of goods sold	10,004	12,122
Gross profit	34	1,478

Selling, general and administrative expenses	3,055	2,846
Research and development	575	429
Loss on disposal of property and equipment	5	―
Loss from operations	(3,601)	(1,797)

Other income (expense):
Interest income	16	8
Interest expense	(168)	(126)
Interest expense-financing fees	(57)	(58)
Foreign currency loss	―	(5)
Loss from continuing operations before taxes	(3,810)	(1,978)
Income tax expense	36	36
Loss from continuing operations, net of taxes	(3,846)	(2,014)

Loss from discontinued operations, net of taxes	(167)	(223)
Net loss	(4,013)	(2,237)

Net loss attributable to non-controlling interest	(173)	(172)

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(3,840)	$(2,065)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.32)	$(.16)
Discontinued operations	(.01)	(.02)
Net loss per common share	$(.33)	$(.18)

Number of common shares used in computing net loss per share:
Basic	11,557	11,486
Diluted	11,557	11,486

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2016	2015

ASSETS
Current assets:
Cash and equivalents	$798	$1,534
Account receivable, net of allowance for doubtful accounts of $1,482 and $1,474, respectively	8,522	9,673
Unbilled receivables	3,151	4,569
Other current assets	3,920	4,306
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	29	34
Total current assets	16,420	20,116

Net property and equipment	19,213	19,993
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	531	531
Intangibles and other assets	41,778	42,273
Total assets	$77,942	$82,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,619	$16,619
Current liabilities related to discontinued operations	526	531
Total current liabilities	16,145	17,150

Long-term liabilities	18,926	18,997
Long-term liabilities related to discontinued operations	1,047	1,064
Total liabilities	36,118	37,211
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $883 and $867, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,565,586 and 11,551,232 shares issued, respectively; 11,557,944 and 11,543,590 shares outstanding, respectively	11	11
Additional paid-in capital	105,639	105,556
Accumulated deficit	(64,648)	(60,808)
Accumulated other comprehensive loss	(65)	(117)
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	40,849	44,554
Non-controlling interest	(310)	(137)
Total stockholders' equity	40,539	44,417

Total liabilities and stockholders' equity	$77,942	$82,913